FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-05

From:  Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 04/30/19 13:52:24

WFCM 2019-C50 - PUBLIC NEW ISSUE

**IO LAUNCH** $821.891 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC. UBS SECURITIES LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	PROCEEDS($MM)	LAUNCH
X-A	AAAsf/AAA(sf)/Aaa(sf)	656.575	70.620	T+145
X-B	A-sf/AAA(sf)/NR	165.316	12.930	T+120

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$937,965,076
NUMBER OF LOANS:	64
NUMBER OF PROPERTIES:	346
WA CUT-OFF LTV:	62.7%
WA BALLOON LTV:	55.7%
WA U/W NCF DSCR:	1.83x
WA U/W NOI DEBT YIELD:	11.7%
WA MORTGAGE RATE:	5.043%
TOP TEN LOANS %:	34.7%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	350
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(25.8%), UBS AG(23.0%), RMF(14.5%), BARCLAYS(13.1%), RREF(12.8%), AREF(10.8%)

TOP 3 PROPERTY TYPES:	RETAIL(29.8%), HOSPITALITY(18.8%), OFFICE(18.0%)

TOP 5 STATES:	OH(15.4%), CA(13.6%), TX(11.1%), FL(7.7%), MI(7.4%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

DIRECTING CERTIFICATEHOLDER:	RREF III-D WFCM 2019-C50, LLC OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC AND RIALTO REAL ESTATE FUND III - DEBT, LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
ANTICIPATED PRICING:	TODAY @ 3PM
ANTICIPATED SETTLEMENT:	MAY 14, 2019

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.